FOR IMMEDIATE RELEASE


             COMMSCOPE AND FURUKAWA RESTRUCTURE RELATIONSHIP --
      CommScope Transfers Ownership in OFS BrightWave in Exchange for
        7,656,900 Shares of CommScope Common Stock held by Furukawa;
                   Renews Optical Fiber Supply Agreement
------------------------------------------------------------------------------

HICKORY, NC - (JUNE 15, 2004) -- CommScope, Inc. (NYSE: CTV) and The Furukawa Electric Co. Ltd. (Tokyo: 5801) today announced that they have restructured their relationship. CommScope has transferred all of its equity ownership interest in OFS BrightWave, LLC to Furukawa in exchange for 7,656,900 shares of CommScope common stock owned by Furukawa. CommScope intends to hold these shares as treasury stock. As a result of the transaction, CommScope no longer owns any equity interest in OFS BrightWave.

In addition, CommScope and Furukawa have renewed their optical fiber supply arrangement by entering into a new four-year supply agreement expiring June 2008. CommScope will continue to have access to a broad array of technologically advanced optical fibers as well as a cross license for key intellectual property.

"We thought that this was an appropriate time to re-evaluate our equity ownership interest primarily due to changes in the global market for optical fiber as well as the restructuring of OFS BrightWave," said CommScope Chairman and CEO Frank M. Drendel. "We believe that these are win-win transactions for both companies and look forward to continuing our strong, strategic relationship with Furukawa."

The transaction does not eliminate the existing $30 million loan, under a revolving credit facility due to CommScope from OFS BrightWave, which is scheduled to mature in 2006. Although advances to OFS BrightWave had a carrying value of $12.0 million on CommScope's balance sheet as of March 31, 2004, CommScope has now fully impaired this asset primarily due to market conditions for optical fiber and because CommScope will no longer have equity ownership in OFS BrightWave.

CommScope expects to record a net pretax gain of approximately $121.3 million, or approximately $1.24 per diluted share, net of tax, as a result of this transaction during the second quarter of 2004.

CONFERENCE CALL INFORMATION
---------------------------
CommScope will host a conference call today at 9:00 a.m. (EDT) to discuss this transaction. You are invited to listen to the conference call with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial 212-748-2805. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial 402-977-9140 for the replay. The replay ID is 21198954. The replay will be available through June 20th.

ABOUT COMMSCOPE
CommScope (NYSE: CTV - http://www.commscope.com) is a world leader in the design and manufacture of `last mile' cable and connectivity solutions for communication networks. Through our SYSTIMAX(R) Solutions and Uniprise(TM) brands we are the global leader in structured cabling systems for business enterprise applications. We are also the world's largest manufacturer of coaxial cable for Hybrid Fiber Coaxial (HFC) applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

FORWARD-LOOKING STATEMENTS
--------------------------
This press release contains forward-looking statements regarding among other things, financial items that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, the ability of the Company to purchase accounting or tax-related adjustments; any statements of belief and any statements of assumptions underlying any of the foregoing; product demand and industry excess capacity; changes or fluctuations in global business conditions; competitive pricing and acceptance of our products; changes in cost and availability of key raw materials, especially those that are available only from limited sources; industry competition and the ability to retain customers; possible disruption due to customer or supplier bankruptcy, reorganization or restructuring; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions and our ability to comply with covenants in our debt agreements; successful operation of our vertical integration activities; achievement of sales, growth and earnings goals; ability to achieve reductions in costs; ability to retain and attract key personnel; developments in technology; intellectual property protection; product performance issues and associated warranties; regulatory changes affecting us or the industries we serve; and other factors. For a more complete description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACT:

Philip Armstrong                                   Betsy Lambert
Investor Relations                                 Corporate Communications
(828) 323-4848                                     (828) 323-4873

                                   ######